UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2006

PhotoWorks, Inc.

(Exact name of registrant as specified in its charter)

0-15338

(Commission File Number)

Washington	91-0964899
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

71 Columbia Street, Seattle, WA 98104

(Address of principal executive offices, with zip code)

206-281-1390

(Registrant's telephone number, including area code)

[Former Name or Former Address, if applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 11, 2006, PhotoWorks, Inc. (“PhotoWorks” or the “Company”) announced that Mr. Andrew Wood, who currently serves on the Company's Board of Directors, would commence employment with the Company as its President and Chief Executive Officer on August 16, 2006. Pursuant to an employment agreement with the Company, Mr. Wood will receive a base salary of $250,000 per year. Mr. Wood will also receive a grant of options to purchase 500,000 shares of PhotoWorks’ common stock. The grant will vest over four years, with 25% vested immediately and the remainder vesting ratably on a monthly basis over the following four years. The exercise price will be the fair market value of PhotoWorks’ common stock on August 16, 2006. The term of the options is five years. In addition, the Company will pay Mr. Wood an annual bonus up to 50% of his base salary based on meeting mutually agreed objectives tied to Company revenue growth and earnings. In connection with Mr. Woods’ relocation to the Seattle area, the Company has also agreed to reimburse him for his accommodation costs in the Seattle area for a period of six months for a furnished one bedroom apartment or studio, as well as his air travel expenses between Seattle and San Francisco on a weekly return basis. Upon termination of Mr. Wood’s employment by the Company other than for cause or his resignation for good reason, he will be entitled to six months’ base salary as a severance payment.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)        On August 11, 2006, the Company announced that Mr. Andrew Wood will commence employment with the Company as its President and Chief Executive Officer on August 16, 2006. On August 7, 2006, Mr. Wade Pfeiffer informed the Company that he intended to resign as Chief Financial Officer and Chief Operating Officer of the Company to pursue other interests. Mr. Pfeiffer last day as the Company’s Chief Financial Officer and Chief Operating Officer will be August 11, 2006.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1	Employment Agreement between PhotoWorks, Inc. and Mr. Andrew Wood

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PhotoWorks, Inc.

Date: August 11, 2006	By: /s/ Joseph W. Waechter

Joseph W. Waechter

Interim President & Chief Executive Officer

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